Exhibit 99.1
First Niagara Provides Update on HSBC Branch Acquisition
BUFFALO, N.Y., OCT. 3, 2011 — First Niagara Financial Group (Nasdaq: FNFG) provided an update today on its previously announced acquisition of HSBC Bank USA branches in Upstate New York.
When announcing the transaction on July 31st, First Niagara indicated it would be required to divest certain Western New York branch locations as a result of the customary antitrust review and that it also planned to divest certain other locations that are outside of the Company’s strategic footprint. While discussions regarding both divestiture initiatives continue with prospective buyers, marketing of the WNY branches cannot begin until approval is received from the Department of Justice.
“Several potential buyers have expressed interest in various combinations of the potential divestiture pool”, said First Niagara CFO Gregory Norwood. “Given this overlapping interest in the WNY and other locations, we are prioritizing the required divestiture process before further advancing negotiations for other locations. Although the DOJ process commenced several weeks ago, the timing of the completion of that review remains difficult to predict at this time.”
About First Niagara
First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank that currently has $31 billion in assets, $19 billion in deposits, 346 branches and 5,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.
First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780 david.lanzillo@fnfg.com